Exhibit (a)(1)(E)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

(including the associated Series A Junior

Participating Preferred Stock purchase rights)

of

Imagistics International Inc.

at

$42.00 Net Per Share

by

Orange Merger Corp.

a wholly owned subsidiary of

Océ N.V.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, OCTOBER 17, 2005, UNLESS THE OFFER IS EXTENDED.

To our Clients:

Enclosed for your consideration are an Offer to Purchase dated September 19, 2005 (the “Offer to Purchase”), and the related Letter of Transmittal relating to an offer by Orange Merger Corp., a Delaware corporation (the “Purchaser”) and a wholly owned subsidiary of Océ N.V., a company organized and existing under the laws of The Netherlands ( the “Parent”), to purchase all of the outstanding shares of common stock, $0.01 par value (the “Common Stock”), of Imagistics International Inc., a Delaware corporation (the “Company”), including the associated Series A Junior Participating Preferred Stock purchase rights (the “Preferred Stock Rights” and together with the Common Stock, the “Shares”) at a purchase price of $42.00 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”).

WE ARE (OR OUR NOMINEE IS) THE HOLDER OF RECORD OF SHARES HELD BY US FOR YOUR ACCOUNT. A TENDER OF SUCH SHARES CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER SHARES HELD BY US FOR YOUR ACCOUNT.

We request instructions as to whether you wish to have us tender on your behalf any or all of such Shares held by us for your account, pursuant to the terms and conditions set forth in the Offer to Purchase.

Your attention is invited to the following:

1. The tender price is $42.00 per Share, net to you in cash, without interest.

2. The Offer is being made for all of the outstanding Shares.

3. THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, OCTOBER 17, 2005 UNLESS THE OFFER IS EXTENDED.

4. The Offer is conditioned on a number of Shares constituting at least a majority of the then outstanding Shares on an as-if-converted basis having been validly tendered and not withdrawn prior to the expiration of the Offer. The Offer is also conditioned on certain other customary conditions including, (i) there having been no event causing a material adverse effect (as defined in the merger agreement) on the Company nor any development reasonably expected to have a material adverse effect on the Company, (ii) the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (iii) the absence of certain actions and proceedings by governmental entities with respect to the transactions, and (iv) the Merger Agreement (defined below) not having been terminated in accordance with its terms. See Section 15 of the Offer to Purchase.

5. The Offer is being made pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of September 15, 2005, among Parent, Purchaser and the Company. The Merger Agreement provides for, among other things, the making of the Offer and after consummation of the Offer, subject to the terms and conditions set forth in the Merger Agreement, merger of Purchaser with and into the Company (the “Merger”).

6. Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares pursuant to the Offer. However, federal income tax backup withholding may be required, unless an exemption is provided or unless the required taxpayer identification information is provided as discussed further in the Letter of Transmittal.

7. The Board of Directors of the Company by unanimous vote has (i) determined that the Merger Agreement (defined below) and the transactions contemplated thereby, including the Offer and the Merger (as defined in the Merger Agreement), are advisable and in the best interests of the holders of the Shares, (ii) approved the Merger Agreement and the transactions contemplated by the Merger Agreement and (iii) recommended that the holders of Shares accept the Offer and tender their Shares to Purchaser.

8. Notwithstanding any other provision of the Offer, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (a) certificates for Shares pursuant to the procedures set forth in Section 2 of the Offer to Purchase, or timely book-entry confirmation with respect to such Shares, (b) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message (as defined in Section 2 of the Offer to Purchase), and (c) any other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering stockholders at the same time depending upon when certificates representing Shares or book-entry confirmations are actually received by the Depositary.

If you wish to have us tender any or all of the Shares held by us for your account, please instruct us by completing, executing and returning to us the instruction form contained in this letter. If you authorize us to tender your Shares, all such Shares will be tendered unless otherwise specified in such instruction form. YOUR INSTRUCTION SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF PRIOR TO THE EXPIRATION OF THE OFFER.

UNDER NO CIRCUMSTANCE WILL INTEREST BE PAID ON THE PRICE FOR THE SHARES TO BE PAID BY PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

The Offer is made solely by the Offer to Purchase and the related Letter of Transmittal and is being made to all holders of Shares. The Offer is not being made to, nor will tenders be accepted from, or on behalf of holders of Shares residing in any jurisdiction in which the making or acceptance thereof would not be in compliance with the laws of such jurisdiction.

Instructions with Respect to the Offer to Purchase

All of the Outstanding Shares of Common Stock

of

Imagistics International Inc.

The undersigned acknowledge(s) receipt of your letter enclosing the Offer to Purchase dated September 19, 2005 (the “Offer to Purchase”) and the related Letter of Transmittal pursuant to an offer by Orange Merger Corp., a Delaware corporation, to purchase all of the outstanding shares of common stock, $0.01 par value (the “Common Stock”), of Imagistics International Inc., a Delaware corporation, including the associated Series A Junior Participating Preferred Stock purchase rights (the “Preferred Stock Rights” and together with the Common Stock, the “Shares”).

This will instruct you to tender the number of Shares indicated below (or, if no number is indicated below, all Shares which are held by you for the account of the undersigned), upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal furnished to the undersigned.

Number of Shares to be tendered Shares** Dated , 2005	SIGN HERE Signature(s) Please print name(s) Address Area Code and Telephone Number Tax Identification or Social Security Number(s)

**	Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.